Exhibit 10.1

WEBSITE AND DOMAIN NAME
ACQUISITION AND TRANSFER AGREEMENT

This Website and Domain Name Acquisition and Transfer Agreement (the “Agreement”) is made and entered into as of September 7, 2011, by and between, Inform Technologies, Inc. located at 44 East 30th Street, 11th Floor, New York, New York 10016 (the “Seller”) and CrowdGather, Inc., located at 20300 Ventura Boulevard, Suite 330, Woodland Hills, California 91364 (the “Purchaser”) (each a “Party” or “Parties”).

RECITALS

A. The Purchaser desires to acquire the Purchased Assets (as that term is defined later in this Agreement), on the terms and subject to the conditions specified in this Agreement.

B. The Seller desires to sell and convey all of its rights, title and interest in and to the Purchased Assets to the Purchaser, on the terms and subject to the conditions specified in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the foregoing and as follows:

1. Sale, Assignment and Transfer.

1.1
Subject to the provisions of this Agreement, Purchaser agrees to purchase, and Seller agrees to sell, all of Seller’s rights, title and interest, in and to: a) the completed websites located at each of the domains specified on Exhibit A attached hereto (the “Websites”), including, but not limited to, any and all associated software specified on Exhibit C used in building and/or maintaining the Websites, each of the Websites’ users lists and databases containing any of the Websites’ user information or other information related to the Websites and any other intellectual property related to the Websites, including, but not limited to, trademarks related to the Websites, its products and services, copyrights in software and creative content, trade secrets, patents or patents pending and other intellectual property rights and licenses of various kinds related to the Website; b) the domain names listed on Exhibit A (the “Domain Names”); c) name registrations; d) any goodwill symbolized thereby; and e) and all rights to sue for past infringement, if any, and to receive any recoveries therefore (collectively, the “Purchased Assets”). Seller hereby sells, assigns, conveys and transfers to Purchaser and Purchaser hereby acquires, all of Seller’s rights, title and interest including, but not limited to, all of Seller’s common law rights in and to the Purchased Assets. In addition, Seller hereby sells, assigns, conveys and transfers to Purchaser all data, programming code, user or customer lists, moderator contact information and all other information as it pertains to the operation of the Websites. Seller will also assist Purchaser in transferring all revenue generating vendor accounts to Purchaser. Except as otherwise expressly set forth in Exhibit B attached hereto, the Purchaser does not assume any liabilities associated with the business associated with the Websites and Domain Names (the “Business”).

1.2
License to KickApps Corporation.  Purchaser acknowledges and agrees that the Purchased Assets are subject to a royalty-free, irrevocable, perpetual, worldwide license to use certain of the Purchased Assets in favor of KickApps Corporation, subject to the terms and conditions of that certain Intellectual Property License Agreement and Option for Asset Purchase entered into by and between Seller and KickApps Corporation, dated as of November 19, 2010 (“License-Back”), a true and correct copy of which has been provided to Purchaser (the “KickApps Agreement”). Notwithstanding anything to the contrary in this Agreement and the KickApps Agreement, the Seller hereby represents and warrants to the Purchaser that (i) the Seller has the right to sell and transfer the Purchased Assets to the Purchaser and (ii) upon the consummation of this Agreement, the Purchaser shall have the right to sell and transfer the Purchased Assets to any subsequent purchaser subject to the execution of a License Back by that subsequent purchaser.

2. Purchase Price. The purchase price for the Purchased Assets shall be Five Hundred Seventy-Five Thousand Dollars ($575,000) (the “Purchase Price”), payable in cash to Seller on Closing (as defined below in Section 5).

3. Obligation of Seller to Provide Consulting Services. At Closing, Seller and Purchaser shall enter into a separate independent contractor agreement (the “Consulting Agreement”) for the Seller to provide consulting services to the Purchaser.  The Consulting Agreement will contemplate: (i) a term of three (3) months; (ii) base compensation of Three Thousand Three Hundred Thirty Three Dollars ($3,333) per month; and (iii) conditional compensation of up to a maximum of One Hundred Sixty Five Thousand Dollars ($165,000) depending on the amount that the Seller is able to reduce the hosting charges incurred by the Purchaser for the Purchased Assets.  The Consulting Agreement shall be substantially in the form of Exhibit D.

4. Further Assurances and Covenants.

4.1
Seller hereby covenants that it will, at any time upon request of Purchaser, execute and deliver to Purchaser any new or confirmatory instruments and do and perform (at Purchaser’s reasonable expense) any other acts which Purchaser may reasonably request in order to fully sell assign and transfer to and vest in Purchaser, all of Seller's right, title and interest in and to the Purchased Assets, including, without limitation transfer of all Domain Names, software, databases, images, trademarks, patents and hosting agreements. Seller will be responsible for providing support to Purchaser for a period of sixty (60) days following the Closing at no additional charge including but not limited to providing sources for content, introduction to moderators and administrators and training on current operations.

4.2
Seller will provide detailed documentation to Purchaser defining all steps taken to achieve cloud migration of servers to Amazon.com, and defining all steps required to transition such cloud migration back to a proprietary server infrastructure.

5. Closing. The actions to be taken by the Parties hereto to close the transaction (the “Closing”) as provided shall take place on or before September 9, 2011, or such later date that is one day after the closing of the KickApps Purchase (as defined below)(the “Closing Date”).  At the Closing, Seller shall first deliver to Purchaser possession of all of the Purchased Assets, including transfer of the Domain Names, and good and sufficient instruments of transfer, conveying and transferring the Purchased Assets to Purchaser,.  Subject to delivery of the Purchased Assets by Seller to Purchaser as provided in this Section 5, Purchaser shall deliver the Purchase Price to Seller by wire transfer of immediately available funds.

6. Warranties and Representations. Seller hereby represents and warrants to Purchaser that, as of immediately after the KickApps Purchase:

6.1. Seller has all necessary power and authority to own, lease and operate the Purchased Assets and to operate the Business as now being conducted;

6.2. Seller has the requisite power and authority to execute, deliver, and perform this Agreement, and when executed and delivered at Closing, will constitute a valid and binding obligation of Seller;

6.3. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby:  (i) will conflict with, will result in a violation of any applicable law or judgment; (ii)_ will result in a breach of the KickApps Agreement (iii) will result in a breach of any assumed obligation; or (iv) will create any lien or encumbrance upon any of the Purchased Assets;

6.4. Seller has good and marketable title to all Purchased Assets and none of the Purchased Assets is subject to any lien, encumbrance, claim, pledge, hypothecation, charge, mortgage, security interest, or restriction of any nature, other than the License Back (collectively, the “Liens”);

6.5. The cash flow statements, balance sheets and profit and loss statements provided to Purchaser by Seller are true and correct in all material respects and present fairly the operating income and financial condition of Seller and its Business as of their respective dates;

6.6. All returns, reports and statements relating to the Purchased Assets or to the operation of the Business which Seller is required to file with any governmental agency or other body have been filed and timely without any time lapse, are current now and will be current as of the Closing Date;

6.7. Seller has filed or has caused to be filed all federal, state, county, local or city tax returns affecting the Purchased Assets or the operation of the Business which are required to be filed by Seller, and all tax assessments and other governmental charges which are due and payable have been timely paid;

6.8. There are no actions, suits, proceedings, orders or claims pending or threatened against Seller, or pending or threatened by Seller against any third party which relate to, or in any way affect, the Purchased Assets or the operation of the Business;

6.9. Seller has complied in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances, codes, statutes, judgments, orders and decrees in connection with the ownership of the Purchased Assets and the operation of the Business and that neither the ownership nor the use of the Purchased Assets conflicts with the rights of any other person or entity;

6.10. Seller has no contingent liabilities or other liabilities with respect the Purchased Assets outside the ordinary course of business, other than the License Back;

6.11. The books and other records of the Seller relating to the Business are true, correct and complete in all material respects;

6.12. The Purchased Assets include all Purchased Assets used or useful in connection with the operation of the Business as currently operated;

6.13. Upon the consummation of the transactions contemplated hereby, Seller will transfer good and valid title to the Purchased Assets free and clear of any Liens;

6.14. The Purchased Assets will be fit for their intended purposes and be fully functional as represented prior to the Closing;

6.15. Since Purchaser’s inspection of the Purchased Assets, there has not been and will not be in the foreseeable future any material damage, destruction, change or loss of any kind or have had a material adverse effect with respect to the Purchased Assets;

6.16. Until the Closing Date, Seller shall maintain the Purchased Assets in at least a condition equivalent to the condition of the Purchased Assets as of the date hereof, subject only to changes that may result from day-to-day business operations;

6.17. Seller will conduct its Business and activities diligently and in substantially the same manner as it previously has been carried out and will advise Purchaser of any material adverse change in its Business that may occur prior to the Closing;

6.18. No insolvency proceedings of any character, voluntary or involuntary, affecting the Purchased Assets are pending;

6.19. There are no existing agreements with, options or rights of, or commitments to any person, other than to Purchaser, to acquire any of the Purchased Assets or any interest therein, other than the License Back;

6.20. The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets after the Closing;

6.21. Seller warrants that any information provided to Purchaser is true and correct and is a fair and accurate presentation of the Purchased Assets and is unaware of any conditions that would adversely affect or substantial impair the Purchased Assets;

6.22. There are no material omissions or untrue statements contained in this Agreement which are misleading; and

6.23. All representations and warranties made by Seller in this Section 6 shall survive the Closing for a period of one year.

7. Seller’s Conditions to Closing. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

7.1. Purchaser shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by the Purchaser at or prior to Closing, including payment of the Purchase Price on or at Closing in accordance with Section 5 above.

Should the above condition not be satisfied to Seller’s satisfaction as of the Closing, Seller shall be entitled to terminate this Agreement and the Parties shall have no further liabilities under this Agreement.

8. Purchaser’s Conditions to Closing.  The obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by Purchaser:

8.1. The Seller shall have consummated the purchase of the Purchase Assets from KickApps pursuant to Section 7 of the KickApps Agreement (the “KickApps Purchase”);

8.2. Purchaser and Seller shall have entered into the Consulting Agreement substantially in the form of Exhibit D;

8.3. Seller shall have obtained all authorizations, consents and approvals of all governmental agencies and authorities and executed all necessary agreements and taken all such actions as are required to convey the Purchased Assets to the Purchaser;

8.4. Seller shall have no litigation pending or threatened with respect to the Purchased Assets;

8.5. From the date of this Agreement through the Closing Date, there shall not have occurred any change, circumstance or event concerning the Purchased Assets that has had or could be reasonably likely to adversely affect or substantially impair the Purchased Assets;

8.6. All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and

8.7. Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

Should the above conditions not be satisfied to Purchaser's satisfaction, in its sole discretion, as of the Closing, Purchaser shall be entitled to terminate this Agreement without further liability between Purchaser and Seller.

9. Post-Closing Covenants.  Seller hereby covenants that it will not, anywhere in the world, challenge, or cause a third party to challenge, the validity and ownership by Purchaser of the Purchased Assets and will not, anywhere in the world directly or indirectly seek to register, defend, compromise or dispute any rights in and to the Purchased Assets. For a period of three (3) years from the Closing Date, Seller also will not, anywhere in the world, directly or indirectly seek to register or otherwise acquire any rights in any websites, domain names, trade names, trademarks, service marks, or other intellectual property assets that are or may be, or that contain portions that are or may be, confusingly similar to the Purchased Assets.  Seller also will not use or cause to be used any copies of the Purchased Assets.

10. Confidentiality; Press Releases.  The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be released by the Purchaser. The Seller will not make or cause to be made any public announcement or issue any press release in respect of such matters without the prior written consent of the Purchaser. The Seller shall ensure that any nonpublic information provided to it by the Purchaser in confidence shall be treated as strictly confidential and that all such confidential information that the Seller or any of its respective employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Purchaser, any affiliate thereof, or any customer or supplier thereof, shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the Purchaser; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving party.

11. Miscellaneous.

11.1. Assignment.  Neither this Agreement nor any right or obligation under this Agreement is assignable in whole or in part by any Party without the prior written consent of the other Parties and any attempted assignment without such consent shall be null and void and of no force or effect.

11.2. Entire Agreement.  This Agreement, including any and all Exhibits and attachments to this Agreement, which are hereby incorporated by reference into this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the same subject matter.

11.3. Amendments.  This Agreement may only be amended by a written agreement duly signed by persons authorized to sign agreements on behalf of each Party.

11.4. Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any Party to the other Party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight air courier addressed as provided in the preamble of this Agreement.

11.5. Governing Law and Jurisdiction.  The interpretation and construction of this Agreement, to the extent the particular issue is controlled by state law, shall be governed by and construed in accordance with the laws (but not including choice of law provisions) of the State of California. The state and federal courts located in County of Los Angeles, California shall have exclusive jurisdiction to adjudicate all disputes between the Parties concerning the subject matter hereof.

11.6. Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

11.7. Benefits; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

11.8. Indemnification. Seller shall indemnify, defend and hold Purchaser harmless from any and all claims, liabilities, costs, expenses, damages, and penalties (including reasonable attorneys’ fees) arising from Seller’s breach of its representation and warranties as set forth in this Agreement up to the Purchase Price.  Such indemnification rights shall be Purchaser’s sole recourse against the seller for any claims related to the subject matter hereof.

11.9. Attorneys’ Fees. The prevailing Party in any dispute concerning this Agreement shall be entitled to recover reasonable attorneys’ fees incurred as a result of defending or prosecuting the claim, as the case may be.

11.10. Expenses.  Except as otherwise provided herein, each Party shall be solely responsible for all expenses, including finder’s fees, all legal and accounting fees, related costs and other expenses incurred by it in connection with this Agreement.

11.11. Joint Preparation. This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the Parties hereto and shall not be construed for or against one Party or any other Party as a result of the preparation, submittal, drafting, execution or other event of negotiation hereof.

11.12. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

11.13. Injunctive Relief; Specific Performance.  The Parties agree that the interest in the Websites and Domain Names represent unique interests. As such the Parties hereto shall be entitled to seek injunctive relief and/or specific performance, in addition to other remedies, to enforce a Party’s rights under this Agreement.

11.14. Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.15. Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

11.16. Time of the Essence.  Time is, and at all times hereafter shall be, of the essence in satisfying the terms, conditions and provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF the Parties have executed this Agreement on the date specified in the preamble of this Agreement.

SELLER: Inform Technologies, Inc.

By:	/s/ Rob Balazy
Name:	Rob Balazy
Title:	President and CEO

PURCHASER: CrowdGather, Inc.

By:	/s/ Sanjay Sabnani
Name:	Sanjay Sabnani
Title:	CEO

EXHIBIT A

Description of the Purchased Assets

The following completed Websites including, without limitation, any and all associated software used in building the Websites, content posted therein, and Website users lists and Website databases containing any Website user or Website information, including, without limitation personally identifiable information regarding the Websites’ users and participants:

A.	The following Domain Names:

Seller owns the following domains registered with GoDaddy Inc. that are the subject of the sale to Purchaser:

Domain Name	Registrar	Expiration Date
www.aolyuku.com	DirectNIC, Ltd.	12-Oct-11
www.ezboard.com	Network Solutions	3-Nov-11
www.ezboardcorp.com	DirectNIC, Ltd.	23-Feb-13
www.ezboardcorp.net	DirectNIC, Ltd.	23-Feb-11
www.ezboardcorp.org	DirectNIC, Ltd.	23-Feb-11
www.forumfind.com	Dotster	13-Nov-11
www.yewku.com	DirectNIC, Ltd.	15-Aug-11
www.ykuu.com	DirectNIC, Ltd.	15-Aug-11
www.yukucorp.com	DirectNIC, Ltd.	20-Jun-14
www.yukulies.com	DirectNIC, Ltd.	16-Feb-11
www.yukupro.com	DirectNIC, Ltd.	6-Sep-11
www.yukupro.net	DirectNIC, Ltd.	6-Sep-11
www.yukupro.org	DirectNIC, Ltd.	6-Sep-11
www.yukusucks.com	DirectNIC, Ltd.	16-Feb-11
www.yukusucks.info	DirectNIC, Ltd.	16-Feb-11
www.yukusucks.net	DirectNIC, Ltd.	16-Feb-11
www.yukusucks.org	DirectNIC, Ltd.	16-Feb-11
www.yukunews.com	GoDaddy	7-Apr-12
www.yukunews.net	GoDaddy	7-Apr-12
www.yukunews.org	GoDaddy	7-Apr-12
www.yuku.com	DirectNIC, Ltd.	27-Oct-14

B.	Additional add-ons and marks that are installed with the above referenced forums, and will be transferred to Purchaser include:

U.S. Registration No. 3,571,509 – YUKU for computer services, namely providing application service and web site hosting services for others in the field of online communities, discussion groups and social networking

The following common law marks:

1.	YUKUNEWS

2.	A SOCIAL UNIVERSE OF COMMUNITIES UNITED BY PEOPLE AND THEIR PASSIONS

3.	FRESH & JUICY!

4.	THE YUKUVERSE

5.	WHY ♥ YUKU?

6.	WE’RE A COMPLETE SOCIAL NETWORK IN A BOX

7.	MMM...EYE CANDY

8.	LOOKIN’ GOOD IS DAMN EASY

9.	KICK *SS FEATURES

10.	EZBOARD

11.

12.

C.	Yuku completed sites and YUKU Software that are licensed to Licensee (Exhibit C)

EXHIBIT B

Assumed Obligations

None

Exhibit C – YUKU Software

YUKU Software